Exhibit 23.3

802 N. Washington St.

Spokane, WA  99201

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K, as filed with the SEC, to our audit report dated March 31, 2017, with respect to the balance sheets of Ironclad Encryption Corporation (f/k/a Butte Highlands Mining Co.) as of December 31, 2016 and 2015, and the related statements of stockholders’ equity, operations, and cash flows for the periods then ended ..

Fruci & Associates II, PLLC

Spokane, Washington

March 31, 2017